Exhibit 99.1

HAMPSHIRE REPORTS
SECOND QUARTER 2013 RESULTS

New York, NY, August 13, 2013 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced its results for the second quarter ended June 29, 2013.

Net sales for the 2013 second quarter were $26.1 million compared to $17.6 million in the second quarter of 2012. Income from continuing operations before income taxes was $2.9 million compared to a loss of $2.8 million for the prior year. Included in these results was a one-time non-cash gain of approximately $6.1 million resulting from the reversal of an accrual in connection with a favorable ruling in the Company’s lease litigation. Without this one-time gain, the Company would have reported a net loss from continuing operations of approximately $3.1 million for the quarter. The Company reported income per share from continuing operations of $0.37 for the 2013 second quarter compared to a loss of $0.39 for the same period last year.

Net sales increased $8.5 million or 48.2% over the second quarter of 2012. The increase in net sales was driven by significant volume increases at Hampshire Brands with new licensing arrangements with Dockers® and Panama Jack® which more than offset sales from brands that were discontinued at the end of 2012. Sales at the Company’s Rio Garment division increased slightly over the comparable period last year.

Gross profit for the quarter was $5.3 million versus $4.1 million a year ago. The gross margin for the quarter was 20.4% compared with 23.5% reported in the same quarter last year. The decline in gross margin was primarily due to a higher mix of Hampshire Brands licensed products which had a lower gross profit percentage.

Selling, general and administrative expenses for the second quarter were $8.5 million or 32.4% of net sales vs. $6.9 million or 39.1% of net sales in last year’s quarter. The increase in SG&A was primarily due to a $0.5 million lease charge related to the New York office and higher freight and warehouse charges resulting from higher sales this year as compared with the prior year.

For the second quarter, the Company’s earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, was $2.2 million compared to negative $2.7 million for the same period last year. Adjusted EBITDA, which excludes contract terminations, restructuring and stock based compensation charges, was $2.6 million compared to negative $2.3 million for the comparable year-ago period. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.) Excluding the one-time non-cash gain from the favorable ruling in the Company’s lease litigation, EBITDA for the second quarter would have been negative $3.9 million.

The Company ended the period with $2.5 million in cash and cash equivalents compared to $12.5 million at December 31, 2012. The decline was a result of higher inventory and receivables. The Company’s working capital was $20.9 million at June 30, 2013 compared with $22.8 million at December 31, 2012.

“The second quarter results remain poor and do not reflect the anticipated long term prospects of this business,” said Paul Buxbaum, CEO of Hampshire Group. “Given the long lead time in the apparel business, the Company’s 2013 purchase requirements are contracted well in advance, and the new management team and I are unable to materially enhance operating results based on the state of the business when we joined in 2013. We continue to rebuild the Company with better margins and a lower cost structure, the results of which we expect will be seen in the 2014 and beyond operating results.”

Second Quarter Corporate Highlights

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On June 7, 2013, the Company sold the Scott James clothing brand and line, including trademarks and domain names relating to this business, as well as all retail inventory and other tangible property located in the two store locations to entities controlled by Scott Kuhlman, founder of the brand. The Company was granted a license to use the “sj by Scott James” trademark in certain defined channels. In connection with the transaction, the Company recorded a loss of approximately $0.7 million.

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On June 10, 2013, the Civil Court of the City of New York ruled that Hampshire Group was entitled to rent abatement in addition to legal fees and expenses for their defense in litigation related to the Company’s corporate office space. Although the plaintiff has reserved the right to appeal the decision, the Company believes that the judgment will be upheld and accordingly, the Company reversed approximately $6.1 million of the $6.3 million that had been accrued. The funds related to the legal fees and expenses have not been reversed as a separate hearing will be scheduled to determine the amount of the reimbursable legal fees.

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In July 2013, Hampshire’s Board of Directors, in consultation with management and the Company’s professional advisors, completed an examination of past trading and corporate actions that can affect the Company’s net operating loss carryforwards. As a result of this examination, the Board of Directors has determined that on March 7, 2013, the Company underwent an ownership change as defined by Section 382 of the Internal Revenue Code. As a result, the Company will be significantly limited in its future use of federal net operating loss carryforwards generated prior to March 7, 2013 pursuant to the provisions of Section 382 and related sections of the Internal Revenue Code. The Company expects similar limitations will apply under state laws to state net operating loss carryforwards. Full details will be released before year end.

Mr. Buxbaum continued “In the second quarter, the Company had mixed long-term value events. On the positive side, we exited the Scott James business to allow management to refocus on our core business, and we received a favorable ruling in our long-standing real estate court case. On the negative side, we discovered that as a result of past trading and corporate actions that affected the Company’s net operating loss carryforwards, the Company will be significantly limited in its future use of federal net operating loss carryforwards generated prior to March 7, 2013.”

Mr. Buxbaum concluded, “The remainder of 2013 will continue to be a transition year for Hampshire Group’s operating performance as we realign our operations to better serve our long term objectives. We are restructuring almost every aspect of how the Company operates and we expect to see the results of these processes in 2014.”

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; our stockholders’ rights plan potentially adversely affecting existing stockholders; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; energy and fuel costs are subject to adverse fluctuations and volatility; potential restrictions in our ability to borrow under our revolving credit facility; and our ability to structure our current or future credit facility to maximize our borrowing capacity.

CONTACTS

Investors:

MBS Value Partners

(212) 750-5800

Hampshire Group, Limited and Subsidiaries

Selected Unaudited Financial Data

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net sales	$26,136	$17,639	$45,050	$39,610
Cost of goods sold	20,796	13,493	36,340	31,680
Gross profit	5,340	4,146	8,710	7,930
Selling, general and administrative expenses	8,474	6,902	15,996	14,489
Lease litigation settlement	(6,113)	—	(6,113)	—
Income (loss) from operations	2,979	(2,756)	(1,173)	(6,559)
Other income (expense):
Interest income	—	1	1	1
Interest expense	(84)	(92)	(179)	(163)
Other, net	16	4	54	21
Income (loss) from continuing operations before income taxes	2,911	(2,843)	(1,297)	(6,700)
Income tax provision	122	46	264	92
Income (loss) from continuing operations	2,789	(2,889)	(1,561)	(6,792)
Loss from discontinued operations, net of taxes	(1,655)	(877)	(2,687)	(1,928)
Net income (loss)	$1,134	$(3,766)	$(4,248)	$(8,720)
Basic income (loss) per share:
Income (loss) from continuing operations	$0.37	$(0.39)	$(0.21)	$(0.97)
Loss from discontinued operations, net of taxes	(0.22)	(0.12)	(0.36)	(0.27)
Net income (loss)	$0.15	$(0.51)	$(0.57)	$(1.24)
Diluted income (loss) per share:
Income (loss) from continuing operations	$0.37	$(0.39)	$(0.21)	$(0.97)
Loss from discontinued operations, net of taxes	(0.22)	(0.12)	(0.36)	(0.27)
Net income (loss)	$0.15	$(0.51)	$(0.57)	$(1.24)

Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	7,474	7,434	7,476	7,056
Diluted weighted average number of common shares outstanding	7,580	7,434	7,476	7,056

NON GAAP RECONCILIATION:
Net income (loss)	$1,134	$(3,766)	$(4,248)	$(8,720)
Income tax provision	122	46	264	92
Interest expense, net	84	91	178	162
Depreciation and amortization	826	946	1,737	1,872
EBITDA	2,166	(2,683)	(2,069)	(6,594)
Contract terminations	268	—	568	—
Restructuring costs	153	117	895	173
Stock based compensation	(27)	224	(227)	368
Adjusted EBITDA	$2,560	$(2,342)	$(833)	$(6,053)

The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2012 and its Form 10-Q for the quarter ended June 29, 2013 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:

(excluding discontinued operations)	June 29, 2013	December 31, 2012
Cash and cash equivalents	$2,546	$12,500
Restricted cash	$—	$—
Accounts receivable, net	$11,452	$8,124
Inventories, net	$24,256	$20,174
Borrowings under credit facility	$—	$—
Working capital	$20,865	$22,761

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